Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For Further Information Contact:
Oct. 17, 2006	Media: Bruce Steimle +1 832 513 1111
Analysts: Marty Spake +1 832 513 1245
CB&I ANNOUNCES $850 MILLION CREDIT AGREEMENT
THE WOODLANDS, Texas — Oct. 17, 2006 — CB&I (NYSE: CBI) announced that the Company has entered into an amended five-year revolving credit agreement with an aggregate capacity of $850 million, which is expandable to $1 billion. The facility is committed and unsecured. It amends the Company’s previous $600 million credit facility.
“As CB&I’s new awards continue to grow in both size and volume, this larger facility significantly expands the capacity to support our business objectives and the opportunities we elect to pursue in today’s robust energy market,” said Ronald A. Ballschmiede, Executive Vice President and CFO.
The lead banks in the syndicate for the facility are JPMorgan Chase Bank, National Association and Bank of America, N.A. Agent Banks are Wells Fargo Bank N.A., Bank of Montreal, BNP Paribas and The Royal Bank of Scotland plc. The syndicate comprises 24 banks.
CB&I executes on average more than 700 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
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CB&I-2006-29